Exhibit 3.139

STATE OF FLORIDA

ARTICLES OF INCORPORATION

OF

HD&S CORP. SUCCESSOR, INC.

***************

THE UNDERSIGNED, ACTING AS INCORPORATOR OF A CORPORATION UNDER THE FLORIDA GENERAL CORPORATION ACT, ADOPT THE FOLLOWING ARTICLES OF INCORPORATION:

FIRST:	The name that satisfies the requirements of Section 607.0401 is: HD&S CORP. SUCCESSOR, INC.

SECOND:	The address of the principal office, and mailing address is: One Park Plaza, Nashville, Tennessee 37203

THIRD:	The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock at One Dollar ($1.00) par value.

FOURTH:	The street address of the initial registered office of the Corporation is: C/O The Prentice-Hall Corporation System, Inc., 1201 Hays Street, Tallahassee, Florida 32301; and the name of its initial registered agent at such address is: The Prentice-Hall Corporation System, Inc.

FIFTH:	The number of directors constituting the initial Board of Directors of the Corporation is three (3), and the names and address of the persons who are to serve as directors until the first annual meeting to shareholders or until their successors are elected and shall qualify are:

Stephen T. Braun	One Park Plaza Nashville, TN 37203

Kenneth C. Donahey	One Park Plaza Nashville, TN 37203

Rosalyn S. Elton	One Park Plaza Nashville, TN 37203

Page Two

Articles of Incorporation

HD&S CORP. SUCCESSOR, INC.

SIXTH:	The name and address of the incorporator is:

Elizabeth L. Burrow	One Park Plaza Nashville, TN 37203

THE UNDERSIGNED HAS EXECUTED THESE ARTICLES OF INCORPORATION THIS 29TH DAY OF JULY, 1996.

INCORPORATOR:

By:	/s/ Elizabeth L. Burrow
Elizabeth L. Burrow

ACCEPTANCE BY THE REGISTERED AGENT AS REQUIRED IN SECTION 607.0501 (3) F.S.: THE PRENTICE-HALL CORPORATION SYSTEM, INC. IS FAMILIAR WITH AND ACCEPTS THE OBLIGATIONS PROVIDED FOR IN SECTION 607.0505.

THE PRENTICE-HALL CORPORATION SYSTEM, INC.

DATED: July __, 1996	By:	/s/ Karen B. Roza
Karen B. Roza *Assistant Secretary*